Exhibit 3.34

CERTIFICATE OF INCORPORATION
OF
CORNELL INTERNATIONAL, INC.

Article One

        The name of the corporation is Cornell International, Inc.

Article Two

        The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article Four

        The total number of shares of stock which the corporation shall have authority to issue is 10,000 shares of common stock, and the par value of each such share is $0.01.

Article Five

        The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
.Efren A. Acosta	2400 Chase Tower 600 Travis Houston. TX 77002-3095

Article Six

        The names and mailing addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of stockholders or until their successor or successors are elected and qualified are as follows:

NAME	MAILING ADDRESS
Steven W. Logan	1700 West Loop South, Suite 1500 Houston, Texas 77027
John L. Hendrix	1700 West Loop South, Suite 1500 Houston, Texas 77027

Article Seven

        Directors need not be elected by written ballot unless required by the bylaws of the corporation.

Article Eight

        In furtherance and not in )imitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal bylaws of the corporation.

Article Nine

        The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, All rights con-ferred upon stockholders herein are granted subject to this reservation.

        I, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of August, 2001.

/s/ EFREN A. ACOSTA Efren A. Acosta